November 15, 2010

The undersigned, Mr. Wang Zhenyu, Chairman and Chief Executive Officer of China Insonline Corp ("CHIO" or the "Company"), hereby acknowledges and confirms that he acts as a personal guarantor for the loan between Ever Trend Investment Limited ("ET"), a wholly owned subsidiary of CHIO and Ms. Lu Liu, a third party. Ms. Lu is not a related party of the Company or its affiliates as defined by the rules and regulations of Securities and Exchange Commission governing public registrants and their related parties. It is to Mr. Wang's understanding that ET entered into a US$100,500 loan agreement with Ms. Lu Liu on September 16, 2010 for the purposes of meeting the financing need of the Company's day-to-day activities. The loan bears an interest rate of 3% per annum. The principal amount and any unpaid interest are due on December 31, 2010. The terms of the loan agreement stipulate that in the event of default, the Company should issue shares of CHIO's equal to the value of this loan with a penalty rate of 0.1% per day. Mr. Wang hereby confirms and certifies that he is personally liable for any outstanding loan under this agreement in the event of default. Mr. Wang's personal guarantee will remove the Company's further obligation under this loan agreement in the event of default.

The undersigned, Ms. Lu Liu, hereby acknowledges and agrees to the revised term of the loan agreement as noted above.

Wang Zhenyu

Lu Liu

刘璐